Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2023
●	Total revenue increased 5.5% to $2,819 million
●	Property revenue increased 7.0% to $2,792 million
●	Net income decreased 29.6% to $577 million(1)(2)
●	Adjusted EBITDA increased 10.4% to $1,814 million
●	Net income attributable to AMT common stockholders decreased 30.1% to $587 million(1)(2)
●	AFFO attributable to AMT common stockholders increased 9.5% to $1,206 million
Boston, Massachusetts – October 26, 2023: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2023.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We had a strong quarter, as our global portfolio of communications assets continued to demonstrate resiliency in an increasingly challenging macroeconomic environment. Our consolidated tower business again drove Organic Tenant Billings Growth of over 6%, while revenue growth in our U.S. data center business, where we’re positioned to deliver a second consecutive year of record new leasing, was over 9%. This performance, coupled with an on-going focus towards cost management, drove Attributable AFFO per Share growth of over 9%. As a result of our strong results, and a high degree of visibility through the balance of the year, we are pleased to again raise our full year outlook for property revenue, Adjusted EBITDA and Attributable AFFO, and remain encouraged by our positioning as we look forward to 2024.
As the 5G investment cycle continues and data consumption growth persists, we remain focused on driving attractive organic growth rates across our existing portfolio, leveraging our global capabilities and operational efficiency to manage costs and support an expanding margin profile, as well as strengthening our balance sheet and capital resources to provide financial flexibility. Taken altogether, we believe we are well positioned to deliver strong, sustained growth and compelling returns for our shareholders over the long-term.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2023 (all comparative information is presented against the quarter ended September 30, 2022).

($ in millions, except per share amounts.)	Q3 2023	Growth Rate
Total revenue	$2,819	5.5%
Total property revenue	$2,792	7.0%
Total Tenant Billings Growth	$134	7.3%
Organic Tenant Billings Growth	$116	6.3%
Property Gross Margin	$1,989	10.4%
Property Gross Margin %	71.2%
Net income(1)(2)	$577	(29.6)%
Net income attributable to AMT common stockholders(1)(2)	$587	(30.1)%
Net income attributable to AMT common stockholders per diluted share(1)(2)	$1.26	(30.0)%
Adjusted EBITDA	$1,814	10.4%
Adjusted EBITDA Margin %	64.4%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(1)	$1,537	(5.0)%
AFFO attributable to AMT common stockholders	$1,206	9.5%
AFFO attributable to AMT common stockholders per Share	$2.58	9.3%

Cash provided by operating activities	$1,301	39.5%
Less: total cash capital expenditures(3)	$408	(12.0)%
Free Cash Flow	$892	90.5%
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(1)Q3 2023 growth rates impacted by foreign currency gains of approximately $238.6 million in the current period as compared to foreign currency gains of approximately $474.5 million in the prior-year period.
(2)Q3 2023 growth rates impacted by the recognition of $322.0 million in goodwill impairment charges for the India reporting unit in the current period (as further discussed below).
(3)Q3 2023 cash capital expenditures include $9.5 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2023, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2023(1)
Distributions per share	$1.62
Aggregate amount (in millions)	$755
Year-over-year per share growth	10.2%
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(1)    The distribution declared on September 20, 2023 will be paid on October 27, 2023 to stockholders of record as of the close of business on October 11, 2023.

Capital Expenditures – During the third quarter of 2023, total capital expenditures were approximately $408 million, of which $60 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the third quarter of 2023, the Company spent approximately $61 million, primarily to acquire sites related to a sublease agreement with SBC Communications Inc., a predecessor entity to AT&T Inc., as well as other communications infrastructure assets.
Other Events – The Company concluded that a triggering event occurred as of September 30, 2023 with respect to its India reporting unit primarily due to indications of value received from third parties in connection with the Company’s review of various strategic alternatives for its India operations, including the potential sale of equity interests in its India operations. As a result, the Company performed an interim quantitative goodwill impairment test as of September 30, 2023 using, among other things, the information obtained from third parties to compare the fair value of the India reporting unit to its carrying amount, including goodwill. The result of the Company’s interim goodwill impairment test as of September 30, 2023 indicated that the carrying amount of the Company's India reporting unit exceeded its estimated fair value. As a result, the Company recorded a goodwill impairment charge of $322 million. The goodwill impairment charge is recorded in Goodwill impairment in the accompanying consolidated statements of operations.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2023, the Company’s Net Leverage Ratio was 5.0x net debt (total debt less cash and cash equivalents) to third quarter 2023 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of September 30, 2023
Total debt	$38,600
Less: Cash and cash equivalents	2,119
Net Debt	$36,481
Divided By: Third quarter annualized Adjusted EBITDA(1)	7,256
Net Leverage Ratio	5.0x
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(1)Q3 2023 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of September 30, 2023, the Company had approximately $9.7 billion of total liquidity, consisting of approximately $2.1 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $7.6 billion under its revolving credit facilities, net of any outstanding letters of credit.
On September 15, 2023, the Company issued an aggregate of $1.5 billion in senior unsecured notes. The net proceeds of the offering were used to repay existing indebtedness under its $6.0 billion senior unsecured multicurrency revolving credit facility.

FULL YEAR 2023 OUTLOOK
The following full year 2023 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 26, 2023. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 26, 2023 through December 31, 2023: (a) 532 Argentinean Pesos; (b) 1.56 Australian Dollars; (c) 111.20 Bangladeshi Taka; (d) 5.00 Brazilian Reais; (e) 1.36 Canadian Dollars; (f) 890 Chilean Pesos; (g) 4,120 Colombian Pesos; (h) 0.94 Euros; (i) 11.50 Ghanaian Cedis; (j) 83.10 Indian Rupees; (k) 147 Kenyan Shillings; (l) 17.60 Mexican Pesos; (m) 1.69 New Zealand Dollars; (n) 850 Nigerian Naira; (o) 7,280 Paraguayan Guarani; (p) 3.75 Peruvian Soles; (q) 56.80 Philippine Pesos; (r) 19.20 South African Rand; (s) 3,740 Ugandan Shillings; and (t) 620 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders, of approximately $28 million, $14 million and $5 million, respectively, relative to the Company’s prior 2023 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company is raising the midpoints of its full year 2023 outlook for property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $60 million, $60 million, $40 million and $0.09, respectively. The Company is reducing the midpoint for net income and net income attributable to AMT common stockholders, each by $90 million, primarily due to the goodwill impairment charges in India.
The Company’s outlook reflects India contributions of $1,095 million, $355 million and $290 million for property revenue, Adjusted EBITDA and Unlevered AFFO attributable to AMT common stockholders, defined as AFFO attributable to AMT common stockholders before deducting net interest charges, respectively.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate (“SOFR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2023 Outlook ($ in millions, except per share amounts.)	Full Year 2023			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$10,895	to	$10,985	4.5%
Net income	1,695	to	1,755	1.7%
Net income attributable to AMT common stockholders	1,755	to	1,815	1.1%
Adjusted EBITDA	7,010	to	7,090	6.1%
AFFO attributable to AMT common stockholders	4,540	to	4,600	1.2%
AFFO attributable to AMT common stockholders per Share	$9.72	to	$9.85	0.3%
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(1)Includes U.S. & Canada segment property revenue of $5,205 million to $5,215 million, international property revenue of $4,860 million to $4,930 million and Data Centers segment property revenue of $830 million to $840 million, reflecting midpoint growth rates of 4.1%, 4.2% and 8.9%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of approximately 1.5% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 3.5% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,583	N/A	$1,583
Straight-line revenue	386	53	20	459
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	>5%	>7%	~6%
New Site Tenant Billings	~0%	~2%	~1%
Total Tenant Billings Growth	>5%	>9%	~7%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Discretionary capital projects(1)	$755	to	$785
Ground lease purchases	115	to	135
Start-up capital projects	120	to	140
Redevelopment	470	to	500
Capital improvement	175	to	185
Corporate	15	—	15
Total	$1,650	to	$1,760
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(1)Includes the construction of 2,650 to 3,750 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,695	to	$1,755
Interest expense	1,400	to	1,410
Depreciation, amortization and accretion	3,070	to	3,080
Income tax provision	195	—	195
Stock-based compensation expense	190	—	190
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	460	—	460
Adjusted EBITDA	$7,010	to	$7,090

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,695	to	$1,755
Straight-line revenue	(459)	—	(459)
Straight-line expense	31	—	31
Depreciation, amortization and accretion	3,070	to	3,080
Stock-based compensation expense	190	—	190
Deferred portion of income tax and other income tax adjustments	(135)	—	(135)
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	598	—	598
Capital improvement capital expenditures	(175)	to	(185)
Corporate capital expenditures	(15)	—	(15)
Consolidated AFFO	$4,800	to	$4,860
Minority interest	$(260)	—	$(260)
AFFO attributable to AMT common stockholders	$4,540	to	$4,600
Divided by weighted average diluted shares outstanding (in thousands)	467,000	—	467,000
AFFO attributable to AMT common stockholders per Share	$9.72	to	$9.85

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2023 and its updated outlook for 2023. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (844) 291-4185
International dial-in: (409) 207-6997
Passcode: 9155827
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 9, 2023. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 1689058
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 225,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Unlevered AFFO attributable to AMT common stockholders, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), including Goodwill impairment, depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion less dividends to noncontrolling interests, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Unlevered AFFO attributable to AMT common stockholders: AFFO attributable to AMT common stockholders before deducting net interest charges. The Company believes this measure is valuable given the on-going strategic review of its India business, and provides valuable insight into the India business’ contributions to the Company’s AFFO attributable to AMT common stockholders metric, before making assumptions on the use of proceeds for a potential sale of equity interests in the business.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2023 outlook and other targets, foreign currency exchange rates, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India, including impacts on our customers’ payments, and factors that could affect such expectations, the creditworthiness and financial strength of our customers, including the expected impacts of payment shortfalls by VIL on our business and our operating results, our expectations regarding potential additional impairments in India and factors that could affect our expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (9) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (10) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (11) the transition to SOFR based loans may adversely affect our cost to obtain financing; (12) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (13) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information provided in Item 1A of the Company’s 2022 Form 10-K, as updated in our Form 10-Q for the six months ended June 30, 2023, under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,118.9	$2,028.4
Restricted cash	112.7	112.3
Accounts receivable, net	647.7	758.3
Prepaid and other current assets	970.6	723.3
Total current assets	3,849.9	3,622.3
PROPERTY AND EQUIPMENT, net	19,612.1	19,998.3
GOODWILL	12,569.7	12,956.7
OTHER INTANGIBLE ASSETS, net	16,655.1	17,983.3
DEFERRED TAX ASSET	126.8	129.2
DEFERRED RENT ASSET	3,383.3	3,039.1
RIGHT-OF-USE ASSET	8,801.0	8,918.9
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	655.1	546.7
TOTAL	$65,653.0	$67,194.5
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$216.2	$218.6
Accrued expenses	1,222.8	1,344.2
Distributions payable	775.9	745.3
Accrued interest	244.2	261.0
Current portion of operating lease liability	779.6	788.9
Current portion of long-term obligations	3,157.5	4,514.2
Unearned revenue	472.5	439.7
Total current liabilities	6,868.7	8,311.9
LONG-TERM OBLIGATIONS	35,442.4	34,156.0
OPERATING LEASE LIABILITY	7,436.7	7,591.9
ASSET RETIREMENT OBLIGATIONS	2,113.0	2,047.4
DEFERRED TAX LIABILITY	1,422.6	1,492.0
OTHER NON-CURRENT LIABILITIES	1,135.1	1,186.8
Total liabilities	54,418.5	54,786.0
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	14,823.0	14,689.0
Distributions in excess of earnings	(2,927.4)	(2,101.9)
Accumulated other comprehensive loss	(6,065.9)	(5,718.3)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	4,533.3	5,572.4
Noncontrolling interests	6,701.2	6,836.1
Total equity	11,234.5	12,408.5
TOTAL	$65,653.0	$67,194.5

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Property	$2,792.4	$2,609.9	$8,235.5	$7,825.2
Services	26.2	61.6	122.0	180.9
Total operating revenues	2,818.6	2,671.5	8,357.5	8,006.1
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	803.3	808.8	2,400.4	2,374.3
Services	12.5	27.7	48.8	84.5
Depreciation, amortization and accretion	762.9	898.1	2,321.6	2,540.4
Selling, general, administrative and development expense(1)	231.9	231.2	740.2	748.0
Other operating expenses	27.3	52.8	216.5	98.6
Goodwill impairment	322.0	—	322.0	—
Total operating expenses	2,159.9	2,018.6	6,049.5	5,845.8
OPERATING INCOME	658.7	652.9	2,308.0	2,160.3
OTHER INCOME (EXPENSE):
Interest income	45.7	18.8	107.1	43.0
Interest expense	(359.2)	(294.0)	(1,047.5)	(833.0)
Loss on retirement of long-term obligations	—	(0.4)	(0.3)	(0.4)
Other income (including foreign currency gains of $238.6, $474.5, $46.9 and $1,111.3, respectively)	297.8	478.5	118.8	1,109.4
Total other (expense) income	(15.7)	202.9	(821.9)	319.0
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	643.0	855.8	1,486.1	2,479.3
Income tax provision	(65.7)	(36.1)	(132.3)	(66.0)
NET INCOME	577.3	819.7	1,353.8	2,413.3
Net loss attributable to noncontrolling interests	9.6	20.0	44.6	36.3
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$586.9	$839.7	$1,398.4	$2,449.6
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.26	$1.80	$3.00	$5.32
Diluted net income attributable to American Tower Corporation common stockholders	$1.26	$1.80	$2.99	$5.31
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	466,168	465,594	466,000	460,141
DILUTED	467,161	466,801	467,034	461,360

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $43.1 million and $158.0 million for the three and nine months ended September 30, 2023, respectively, and $39.2 million and $138.1 million for the three and nine months ended September 30, 2022, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,353.8	$2,413.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	2,321.6	2,540.4
Stock-based compensation expense	158.0	138.1
Loss on early retirement of long-term obligations	0.3	0.4
Other non-cash items reflected in statements of operations	413.9	(1,112.2)
Increase in net deferred rent balances	(341.4)	(350.4)
Right-of-use asset and Operating lease liability, net	(60.5)	0.6
Changes in unearned revenue	0.0	(710.9)
Increase in assets	(268.1)	(309.3)
Increase (decrease) in liabilities	2.9	(98.8)
Cash provided by operating activities	3,580.5	2,511.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,273.5)	(1,215.4)
Payments for acquisitions, net of cash acquired	(151.9)	(359.1)
Proceeds from sales of short-term investments and other non-current assets	13.0	16.0
Deposits and other	246.8	52.3
Cash used for investing activities	(1,165.6)	(1,506.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	147.3	13.5
Borrowings under credit facilities	5,370.0	3,500.0
Proceeds from issuance of senior notes, net	5,678.3	1,293.6
Proceeds from issuance of securities in securitization transaction	1,300.0	—
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(12,437.1)	(8,595.7)
Contributions from noncontrolling interest holders	3.0	2,548.5
Distributions to noncontrolling interest holders	(34.4)	(3.2)
Proceeds from stock options and employee stock purchase plan	12.3	21.0
Distributions paid on common stock	(2,193.2)	(1,945.9)
Proceeds from the issuance of common stock, net	—	2,291.7
Deferred financing costs and other financing activities(2)	(127.7)	(84.0)
Cash used for financing activities	(2,281.5)	(960.5)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(42.5)	(138.2)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	90.9	(93.7)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,140.7	2,343.3
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,231.6	$2,249.6
CASH PAID FOR INCOME TAXES, NET(3)	$197.4	$244.5
CASH PAID FOR INTEREST	$1,054.8	$852.5
_______________
(1)Nine months ended September 30, 2023 and September 30, 2022 include $4.8 million and $4.7 million of finance lease payments, respectively.
(2)Nine months ended September 30, 2023 and September 30, 2022 include $30.4 million and $27.6 million of perpetual land easement payments, respectively.
(3)Nine months ended September 30, 2022 include $46.6 million related to the Global Tower Partners (“GTP”) one-time cash settlement. In 2015, the Company incurred charges in connection with a tax election pursuant to which MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the nine month period ended September 30, 2022.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,325	$460	$302	$294	$200	$1,256	$212	$2,792	$26	$2,819
Segment operating expenses	214	144	179	97	79	499	90	803	13	816
Segment Gross Margin	$1,110	$315	$123	$197	$122	$757	$122	$1,989	$14	$2,003
Segment SG&A(3)	40	29	10	13	15	67	18	125	6	131
Segment Operating Profit	$1,070	$286	$114	$184	$107	$690	$104	$1,864	$8	$1,872
Segment Operating Profit Margin	81%	62%	38%	63%	53%	55%	49%	67%	29%	66%

Growth Metrics
Revenue Growth	5.2%	9.3%	21.3%	(3.2)%	8.9%	8.6%	9.4%	7.0%	(57.5)%	5.5%
Total Tenant Billings Growth	5.4%	5.4%	8.7%	18.6%	10.0%	10.3%	N/A	7.3%
Organic Tenant Billings Growth	5.3%	5.2%	6.1%	12.8%	8.2%	7.9%	N/A	6.3%

Revenue Components(4)
Prior-Year Tenant Billings	$1,109	$265	$155	$190	$112	$722	$—	$1,831
Colocations/Amendments	58	9	11	16	3	38	—	96
Escalations	33	19	3	19	7	48	—	81
Cancellations	(30)	(14)	(5)	(12)	(1)	(31)	—	(61)
Other	(2)	0	1	1	(0)	2	—	(0)
Organic Tenant Billings	$1,168	$279	$165	$214	$121	$778	$—	$1,946
New Site Tenant Billings	1	0	4	11	2	17	—	18
Total Tenant Billings	$1,169	$279	$169	$225	$123	$796	$—	$1,965
Foreign Currency Exchange Impact(5)	(0)	30	(6)	(32)	9	2	—	2
Total Tenant Billings (Current Period)	$1,169	$310	$163	$193	$132	$798	$—	$1,967

Straight-Line Revenue	91	(2)	1	18	1	18	4	113
Pre-paid Amortization Revenue	21	0	—	0	4	5	—	26
Other Revenue	44	27	0	1	7	35	208	287
International Pass-Through Revenue	—	112	143	121	51	428	—	428
Foreign Currency Exchange Impact(6)	0	13	(5)	(40)	5	(27)	—	(27)
Total Property Revenue (Current Period)	$1,325	$460	$302	$294	$200	$1,256	$212	$2,792
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,259	$420	$249	$303	$184	$1,157	$194	$2,610	$62	$2,672
Segment operating expenses	219	132	172	120	83	506	84	809	28	837
Segment Gross Margin	$1,040	$289	$77	$184	$101	$651	$110	$1,801	$34	$1,835
Segment SG&A(3)	48	27	11	19	12	69	16	133	6	139
Segment Operating Profit	$992	$262	$67	$164	$89	$582	$94	$1,668	$28	$1,696
Segment Operating Profit Margin	79%	62%	27%	54%	48%	50%	49%	64%	46%	63%

Growth Metrics
Revenue Growth	2.5%	7.5%	(20.5)%	17.9%	4.7%	1.7%	7,074.1%	10.2%	(27.9)%	8.8%
Total Tenant Billings Growth	0.2%	8.4%	5.6%	12.4%	14.2%	9.8%	N/A	3.9%
Organic Tenant Billings Growth	0.3%	8.2%	1.9%	6.8%	6.0%	6.1%	N/A	2.6%

Revenue Components(4)
Prior-Year Tenant Billings	$1,107	$250	$158	$189	$114	$711	$—	$1,819
Colocations/Amendments	38	8	8	14	3	34	—	72
Escalations	31	24	3	10	5	42	—	74
Cancellations	(64)	(13)	(7)	(12)	(1)	(33)	—	(98)
Other	(1)	1	(0)	0	(0)	0	—	(1)
Organic Tenant Billings	$1,111	$271	$161	$202	$121	$755	$—	$1,865
New Site Tenant Billings	(2)	1	6	11	9	27	—	25
Total Tenant Billings	$1,109	$271	$167	$212	$130	$781	$—	$1,890
Foreign Currency Exchange Impact(5)	(0)	(7)	(12)	(23)	(19)	(60)	—	(60)
Total Tenant Billings (Current Period)	$1,109	$265	$155	$190	$112	$722	$—	$1,831

Straight-Line Revenue	114	0	1	9	1	11	5	129
Pre-paid Amortization Revenue	26	1	—	0	3	4	—	30
Other Revenue	11	49	(23)	(5)	11	32	189	232
International Pass-Through Revenue	—	109	122	122	69	423	—	423
Foreign Currency Exchange Impact(6)	(0)	(3)	(6)	(13)	(12)	(34)	—	(34)
Total Property Revenue (Current Period)	$1,259	$420	$249	$303	$184	$1,157	$194	$2,610
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended September 30,
	2023	2022
Net income	$577.3	$819.7
Income tax provision	65.7	36.1
Other income	(297.8)	(478.5)
Loss on retirement of long-term obligations	—	0.4
Interest expense	359.2	294.0
Interest income	(45.7)	(18.8)
Other operating expenses	27.3	52.8
Goodwill impairment	322.0	—
Depreciation, amortization and accretion	762.9	898.1
Stock-based compensation expense	43.1	39.2
Adjusted EBITDA	$1,814.0	$1,643.0
Total revenue	$2,818.6	$2,671.5
Adjusted EBITDA Margin	64%	62%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2023	2022
Net income	$577.3	$819.7
Real estate related depreciation, amortization and accretion	699.2	834.6
Losses from sale or disposal of real estate and real estate related impairment charges(1)	344.6	14.8
Dividends to noncontrolling interests(2)	(11.7)	(8.7)
Adjustments for unconsolidated affiliates and noncontrolling interests	(72.8)	(43.0)
Nareit FFO attributable to AMT common stockholders	$1,536.6	$1,617.4
Straight-line revenue	(108.6)	(127.7)
Straight-line expense	7.5	9.4
Stock-based compensation expense	43.1	39.2
Deferred portion of income tax and other income tax adjustments	(0.6)	(27.0)
Non-real estate related depreciation, amortization and accretion	63.7	63.5
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	12.7	12.2
Other income(3)	(297.8)	(478.5)
Loss on retirement of long-term obligations	—	0.4
Other operating expense(4)	4.7	38.0
Capital improvement capital expenditures	(56.4)	(43.1)
Corporate capital expenditures	(3.2)	(3.3)
Adjustments for unconsolidated affiliates and noncontrolling interests	72.8	43.0
Consolidated AFFO	$1,274.5	$1,143.5
Adjustments for unconsolidated affiliates and noncontrolling interests(5)	(68.6)	(41.9)
AFFO attributable to AMT common stockholders	$1,205.9	$1,101.6
Divided by weighted average diluted shares outstanding (in thousands)	467,161	466,801
AFFO attributable to AMT common stockholders per Share	$2.58	$2.36
_______________
(1)Three months ended September 30, 2023 and September 30, 2022 include impairment charges of $331.8 million (including goodwill impairment charges of $322.0 million recorded for the India reporting unit) and $6.1 million, respectively.
(2)Three months ended September 30, 2023 and September 30, 2022 include $11.7 million and $5.5 million, respectively, of distributions related to the outstanding mandatorily convertible preferred equity in connection with our agreements with certain investment vehicles affiliated with Stonepeak Partners LP.
(3)Three months ended September 30, 2023 and September 30, 2022 include gains on foreign currency exchange rate fluctuations of $238.6 million and $474.5 million, respectively.
(4)Primarily includes acquisition-related costs and integration costs.
(5)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.